SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               MEDCO RESEARCH INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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( )  Fee paid previously with preliminary materials.

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     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                               MEDCO RESEARCH INC.



                  --------------------------------------------
                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                           To be Held on May 26, 1999
                  --------------------------------------------

DEAR SHAREHOLDER:

     Notice is hereby given that the annual meeting of shareholders (the "Annual Meeting") of Medco Research, Inc. (the "Company") will be held at the Millennium Hilton -- 55 Church Street, New York, New York at 10:00 a.m. on May 26, 1999 for the following purposes, as more fully described in the attached Proxy Statement:

   1. To elect six directors of the Company to serve until the next annual meeting of shareholders;

   2. To ratify the appointment of PricewaterhouseCoopers, LLP as independent accountants for the Company; and

   3. To consider and act upon such other matters as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 29, 1999 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof.

     You are cordially invited to attend the Annual Meeting in person. In order to ensure your representation at the Meeting, however, please promptly complete, date, sign, and return the enclosed proxy in the accompanying envelope. A majority of the outstanding shares of Common Stock must be represented (in person or by proxy) at the Annual Meeting in order that business may be transacted. Therefore, your promptness in returning the completed and signed proxy will help to ensure that the Company will not have to bear the expense of undertaking a second solicitation. A shareholder who executes and returns the accompanying proxy may revoke such proxy at any time before it is voted at the Annual Meeting by complying with the procedures set forth in the following Proxy Statement under "General Information."


                                        By Order of the Board of Directors


                                        ADAM C. DERBYSHIRE
                                        Secretary

Cary,
North Carolina 27513
March 29, 1999

                              MEDCO RESEARCH, INC.
                       -----------------------------------
                       PROXY STATEMENT FOR ANNUAL MEETING
                             TO BE HELD MAY 26, 1999
                       -----------------------------------

                               GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of Medco Research, Inc. (the "Company") for use at the annual meeting of shareholders (the "Annual Meeting") to be held May 26, 1999, and any adjournment of the Annual Meeting, and it will be voted by the proxy holders in accordance with the instructions given in the proxy if it is returned and received in time for the Annual Meeting, is duly executed and is not revoked. If no direction is given in the proxy, it will be voted "For" (i) the election of the directors nominated by the Board and (ii) the ratification of the appointment of PricewaterhouseCoopers, LLP as the Company's independent accountants. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment, and they also will have discretionary authority to cumulate votes in the election of directors in the event any shareholder gives notice of his or her intention to cumulate votes for directors of the Company. So far as the Company is aware, no matters will be presented to the Meeting for action on the part of the shareholders other than those stated in the foregoing Notice.

     A proxy may be revoked at any time before it has been exercised by written notice of revocation given to the Secretary of the Company, by executing and delivering to the Secretary a proxy dated as of a later date than the enclosed proxy, or by attending the Annual Meeting and voting in person. Attendance at the Meeting will not in and of itself revoke a proxy.

     Abstentions will be deemed to be present at the Meeting for purposes of determining a quorum and will be counted as voting (but not "for" or "against") with regard to the issue to which the abstention relates. Any "broker non-vote" also will be deemed to be present for quorum purposes, but will not be counted as voting with regard to the issue to which it relates. Thus, an abstention will have the same effect as a vote "against" such issue while a broker non-vote will have no effect.

     Holders of record of Common Stock at the close of business on March 29, 1999 are entitled to vote at the Annual Meeting. There were 10,322,145 shares of Common Stock outstanding as of the record date. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes entitled to be cast by all shareholders will constitute a quorum for the transaction of business at the Annual Meeting.

     Shareholders are entitled to cast one vote per share on each matter presented for consideration and action by the shareholders. With respect to the election of directors, however, shareholders may cumulate their votes. Cumulative voting permits each shareholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of shares actually owned. All of the votes may be cast for one nominee, may be divided equally among the nominees or may be divided among the nominees in any other manner. However, a shareholder may cumulate votes for one or more nominees only if the nominees' names are placed in nomination prior to voting and any shareholder gives notice at the meeting, prior to the voting, of his or her intention to cumulate votes. If any shareholder gives such notice, all shareholders may cumulate their votes for the nominees.

     This Proxy Statement, together with the accompanying proxy, is first being mailed to shareholders on or about March 31, 1999.


                              ELECTION OF DIRECTORS

(Item 1)
The Board of Directors

     The Company's business is managed under the direction of its Board of Directors. The Board of Directors has designated as nominees for election the six directors currently serving on the Board. See "Nominees for Director" below for profiles of the nominees.

     All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as the Board of Directors recommends. The Company has no reason to believe that any nominee will be unavailable. In the event that any shareholder gives notice at the Annual Meeting of his or her intention to cumulate votes for the election of directors, the proxy holders in their discretion may cumulate the votes represented by the proxies. The proxy holders may cast such votes entirely for one nominee or split their votes among such number of nominees as they may determine in their discretion. Proxies received cannot be voted for a greater number of persons than the number of nominees for election as directors.

     The Board recommends a vote FOR and solicits proxies in favor of the nominees named below. Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. The proxy holders will vote the proxies for the above nominees. Directors are to be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified, or until earlier resignation or removal.


Nominees for Director

     William M. Bartlett, age 66, has served as a Director of the Company since September 1992. Since then Mr. Bartlett has been an independent health care business consultant. He currently is a director of Vysis, Inc., a public genomic diagnostic research company. From 1990 to 1992, Mr. Bartlett served as the Chief Operating Officer of McDermott, Will & Emory, a large Chicago-based law firm. From 1982 to 1990, he served as the President, Chief Executive Officer and a Director of Kewaunee Scientific Corporation, a manufacturer of scientific laboratory furniture and equipment. Prior to that, Mr. Bartlett served as a Corporate Vice President, President and Chief Executive Officer of G.D. Searle & Company's Medical Products Group, and at American Hospital Supply Corporation as President of the Atlantic International Division, and as President of the V. Mueller Surgical Instrument Division. Mr. Bartlett has a BSCE from Duke University and an Advanced Marketing Certification from the Kellogg School of Northwestern University.

     Roger D. Blevins, Pharm. D., age 43, has been the President and Chief Executive Officer of the Company since February 1998. Previously, he has served as President and Chief Operating Officer from June 1995, Vice President of Research and Development from October 1990, and Director of Cardiovascular Research from July 1988. Prior to joining the Company, Dr. Blevins was Research Associate (1982-1984), Associate Director (1984-1986) and Director (1986-1988), Center for Cardiovascular Research, Department of Medicine, Sinai Hospital of Detroit and was Assistant Professor, School of Pharmacy, Wayne State University (1984-1988). Dr. Blevins received his Bachelor of Science (1980) and Doctor of Pharmacy (1982) degrees from Wayne State University in Detroit, Michigan.

     Jay N. Cohn, M.D., age 68, joined the Company as a Director in May 1996. He is Professor of Medicine, Cardiovascular Division, Department of Medicine, University of Minnesota Medical School, and holds a staff appointment at the VA Medical Center in Minneapolis. Dr. Cohn is the author of over 500 scientific publications and is currently editor-in-chief of the Journal Of Cardiac Failure. He is internationally recognized for contributions to the management of cardiovascular diseases and holds several patents on inventions aimed at improving diagnostic and therapeutic approaches to heart failure and hypertension. He is Immediate Past-President of the American Society of Heart Failure and Immediate Past-President of the International Society of Hypertension. He received his M.D. from Cornell University in 1956, and is a Fellow of the American College of Physicians, the American College of Cardiology, and the American Association for the Advancement of Science.

     Mark B. Hirsch, age 52, joined the Company as a Director in May 1996. Mr. Hirsch is currently a consultant to the Biotech Industry. From December 1996 to June 1997, Mr. Hirsch was the Chief Executive Officer and President of RedCell, Inc. From May 1996 to December 1996, he was Executive Vice President and Chief Financial Officer of RedCell, Inc. From April 1993 to April 1996, he was Vice President, Corporate Development, of CV Therapeutics. From 1991 to March 1993, Mr. Hirsch was Vice President of Business Development and Chief Financial Officer of Arris Pharmaceutical Corporation. From 1988 to 1991, Mr. Hirsch was a partner at Montgomery Medical Ventures, L.P. II. From 1985 to 1988, he was Vice President of Business Development of Genentech, Inc. From 1969 to 1985, Mr. Hirsch held several positions with American Hospital Supply Corporation, including Vice President of American's Hospital Sector. Mr. Hirsch received a B.S. in accounting from the University of Illinois, and he is a certified public accountant.

     Eugene L. Step, age 70, has served as a Director of the Company since January 1993. He currently serves as a Director of Scios, Inc., Cell-Genesis, Inc., DBT Online Inc., Guidant Corp., and Pathogenesis, Inc. He served as Executive Vice President and President of the Pharmaceutical Division of Eli Lilly and Company from 1986 until his retirement in 1992. From 1973 through 1985, he also served as President of that company's Pharmaceutical Division. Mr. Step served as a member of the Board of Directors and Executive Committee of Eli Lilly and Company from 1973 through 1992. Mr. Step has a B.A. degree in Economics from the University of Nebraska and a M.S. degree in Accounting and Finance from the University of Illinois.

     Richard C. Williams, age 55, has served as a Director of the Company since January 1991 and as Chairman of the Company's Board of Directors since October 1992. Mr. Williams has been President of Conner-Thoele Limited, a consulting and financial advisory firm which services the health care and pharmaceutical industries, since March 1989. Mr. Williams also serves as a Director of Immunomedics, Inc., a biopharmaceutical research company, and as co-chairman and a Director of Vysis, Inc., a public genomic diagnostic research company. From November 1983 to March 1989, Mr. Williams served as Vice President-Finance and Chief Financial Officer of Erbamont N.V., a pharmaceutical company. Prior to that, he served in various financial executive positions with Field Enterprises, Inc., a real estate and communications company, and with Abbott Laboratories, UNC Resources, and American Hospital Supply Corporation. He is also a Director of Centaur, Inc., a private equine diagnostic company. Mr. Williams has a B. A. degree from DePauw University and an MBA from the Wharton School of Business.


Compensation and Committees of the Board of Directors

     The Company pays its Chairman of the Board and each director who is not a full-time employee of the Company an annual retainer of $50,000 and $16,000, respectively, which the Company pays quarterly. Each such director is also paid $1,000 per diem for each Board meeting and the Annual Shareholders Meeting attended by that director and $400 for each Board or Board Committee meeting held by telephone conference call lasting up to two hours but greater than a half hour and $600 for each such meeting lasting more than two hours. Directors also are reimbursed for their travel expenses incurred to attend meetings. Pursuant to the Company's stock option plans, directors who are not full-time employees of the Company automatically are granted an option to purchase 5,000 shares of the Company's Common Stock upon reelection as a director at the Annual Meeting of Shareholders. In addition, in order to attract experienced individuals, new directors joining the Board of Directors automatically are granted an option to purchase 20,000 shares of the Company's Common Stock if they are not full-time employees of the Company. All such director options have a term of ten years, are granted at an exercise price equal to the fair market value of such shares on the date of grant of such options, and vest in full after one year.

     Mr. Richard C. Williams, Chairman of the Board, continued to provide consulting services to the Company through September 30, 1998, pursuant to a consulting agreement which commenced December 1, 1994 and terminated on September 30, 1998. For his consulting services in 1998, the Company paid Mr. Williams $108,000 as well as related travel expenses. See "Certain Transactions" below.

     During the year ended December 31, 1998, the Board of Directors met on four occasions. A number of matters that otherwise would have been addressed in separate meetings of the Compensation Committee, Finance and Audit Committee, Corporate Governance Committee, and Executive Committee of the Board of Directors during that period were instead addressed at Board meetings. Each director attended at least 75% of the meetings of the Board and those committees on which the director served.

     A Compensation Committee of the Board of Directors, currently consisting of Messrs. Hirsch, Bartlett and Dr. Cohn, administers the Company's stock option plans, votes on matters concerning participation in these plans and makes recommendations to the entire Board of Directors as to, or itself approves, other matters of compensation of officers. The Compensation Committee took action on one occasion by written consent during the year ended December 31, 1998.

     The Finance and Audit Committee of the Board of Directors, whose members currently are Messrs. Bartlett, Hirsch and Step, reviews certain financial and audit matters relating to the Company. The Finance and Audit Committee held one meeting during the year ended December 31, 1998.

     The Corporate Governance Committee of the Board of Directors, whose members currently are Messrs. Step, Williams and Dr. Cohn. A Corporate Governance Committee makes recommendations to the full Board of Directors concerning nominees for election as directors of the Company. In making its recommendations, the Corporate Governance Committee will consider as potential nominees persons recommended by the Company's shareholders. Any such recommendations should be in writing and should be mailed or delivered to the Company, marked for the attention of the Company's Secretary, on or before the date for receipt of shareholder proposals for the next annual meeting. See "Shareholder Proposals for the 2000 Annual Meeting".

                              RATIFICATION OF THE
                    APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                   (Item 2)

     The Company, upon the recommendation of the Finance and Audit Committee which was approved by the Board of Directors, unanimously recommends ratification of the appointment of PricewaterhouseCoopers, LLP as the independent public accountants to serve as auditors to examine the Company's financial statements for the 1999 fiscal year. PricewaterhouseCoopers, LLP has served as the Company's independent accountants since January 1997. Neither such firm nor any of its associates has any relationship with the Company except in their capacity as auditors.

     The Board recommends that the shareholders vote FOR the ratification of PricewaterhouseCoopers, LLP as the Company's independent accountants. The affirmative vote of the holders of at least a majority of the Common Stock present in person, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal is required to approve such ratification. For this purpose, abstentions will be counted as votes against and broker non-votes will not be treated as voting on the proposal. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the ratification of the appointment of PricewaterhouseCoopers, LLP.

     A representative of PricewaterhouseCoopers, LLP is expected to attend the Annual Meeting and to be available to respond to appropriate questions raised during the Annual Meeting. The representative will also have an opportunity to make a statement during the Meeting if the representative so desires.


                            EXECUTIVE COMPENSATION

Executive Officers

     In addition to Dr. Blevins, President and Chief Executive Officer who serves as a director of the Company, the following person is an executive officer of the Company:

     Glenn C. Andrews, CFA, age 48, is the Executive Vice President, Finance and Administration, Chief Financial Officer and Treasurer of the Company. He joined the Company as Vice President and Chief Financial Officer in July 1996. From September 1995 to July 1996 he was Vice President, Planning and Analysis of Coastal Physician Group, Inc. From September 1984 to September 1995, he was employed by Burroughs Wellcome Co. where he served as Treasurer from 1992 to 1995 and as Director of Business Analysis and Planning from 1989 to 1992. Mr. Andrews received his B.S. degree in 1974 and MBA in 1977 from the University of Tennessee.


Incentive Compensation Plan

     In 1991 the Company adopted a Management Incentive Plan (the "Incentive Plan") to provide additional cash compensation to key Company executives based on their individual performance as well as the financial performance of the Company. Incentive Plan participants must be approved by the Compensation Committee of the Board of Directors, which establishes annual ceiling amounts of distributions under the Incentive Plan for each participant based on such individual's annual salary. Distributions are based 90% on the Company's achievement of its corporate objectives and 10% based on the Committee's evaluation of the participant's achievement during the year of his or her individual objectives.


Report of the Compensation Committee for 1998 Executive Compensation

     The Compensation Committee of the Board of Directors, which is composed entirely of directors who have never been employees of the Company, is responsible for setting and administering the policies and programs that govern both annual and long-term compensation.

     In 1991 the Company adopted a Management Incentive Plan (the "Incentive Plan") to provide additional cash compensation to key Company executives based on their individual performance as well as the financial performance of the Company. Plan participants must be approved by the Compensation Committee, which establishes annual ceiling amounts of distributions under the Incentive Plan for each participant based on such individual's annual salary. The executive compensation program is designed to align compensation with the Company's business strategy, values and management initiatives.

     In 1996 the Company retained the Human Strategies Group of Deloitte & Touche, LLP to conduct a comprehensive comparative study (the "Comparative Study") of the Company's compensation, annual and long-term components, and benefits programs for its executive officers and other employees. This Comparative Study was highly utilized by the Company with respect to 1998 compensation and benefits programs, and is intended to be the basis of such programs for the next year, subject to the Committee's annual reviews for possible adjustment. By having a significant amount of compensation in the form of annual bonus and stock options awarded at the discretion of the Committee based 10% on each executive's performance of his or her own set of individual objectives and 90% on the Company's achievement of its corporate objectives, as described below, the program is intended to:

      Provide incentive to implement the Company's annual objectives and long-term strategy aligned with the interests of shareholders;

      Reward superior performance; and

      Help attract and retain key executives critical to the long-term success of the Company.

     The Company's executive compensation program consists of two key elements:
(1) an annual component, i.e., base salary and annual bonus, and (2) a long-term component, i.e. stock options. The amount of salary, bonus and options granted for 1998 was determined by, among other measures, comparison with the data in the Comparative Study, as described above, with the goal of providing total compensation that approximates the median of the range of the compensation, both in the aggregate and for each compensation component, reported in the Comparative Study to have been paid by comparable companies. The program substantially rewards the management team if the Company achieves its corporate objectives, and it also recognizes meaningful differences in individual performance and offers the opportunity to earn rewards when merited by individual performance.

     For 1998 the Board of Directors determined that the Company's corporate objectives were 102.5% achieved, and the Compensation Committee determined that achievement of individual objectives were 100% achieved.

     The policies with respect to each of these elements, as well as the basis for determining the 1998 compensation of the Company's Chief Executive Officer, are described below.


(1) Annual Component: Base Salary and Annual Bonus

     Base Salary. Base salaries for executive officers are determined by the Committee with reference to the salary range for each position as reflected by the associated job description and a general assessment of the executive's performance, experience and potential. The Committee establishes these salaries annually or in connection with the officer's employment agreement, if any.

     Annual Bonus. An annual bonus may be paid to executive officers following the end of each fiscal year, up to a maximum percentage of base salary as determined by the Committee for such year either in accordance with their respective employment agreements, if any, or otherwise based on the job description. The percentage of base salary is 40% for the Chief Executive Officer and 30% for other executive officers. These bonus percentages were consistent with the information provided in the Comparative Study. Ninety percent (90%) of the bonus is based on the Company's achievement of its corporate objectives, and 10% of the bonus is awarded based on the Committee's evaluation of the officer's achievement during the year of his or her individual objectives. The Committee allows up to 125% of the named executive officer's bonus to be awarded based on comparable over-achievement of corporate and individual objectives; however, no bonus is awarded in respect of the achievement of corporate and individual objectives unless at least 67% and 80%, respectively, of the corporate or individual objectives is achieved. All objectives were approved by the President and Chief Executive Officer of the Company except that his objectives were approved by the Committee and the entire Board.


(2) Long-Term Component:

     Stock Options. In 1993, the Committee established levels for the amount of annual stock options to be granted to the Chief Executive Officer and other executive positions. Data in the Comparative Study confirmed these levels to approximate the median of the range of the awards reported to have been paid by comparable companies (up to 65,000 shares for the President and 40,000 shares for Vice Presidents/Officers). The Committee awards options exercisable for a period of 10 years to buy a number of shares of the Company's Common Stock at a price equal to the market price of the stock on the date of grant. For 1999 option grants, the Committee considered such events and factors which occurred during the year and took into account the accomplishment of corporate and individual objectives. For 1999 annual option grants, made on December 9, 1998, 25% of the options awarded vest on and after the first anniversary date of the grant, 25% vest on and after the second anniversary date of the grant, 25% vest on and after the third anniversary of the grant date, and the remaining 25% vest on and after the fourth anniversary of the grant date. The Committee allows up to 125% of the named executive officers' option grant to be awarded based on comparable over-achievement of corporate and individual objectives, however, no option grant shall be awarded in respect of the achievement of corporate and individual objectives unless at least 67% and 80%, respectively, of the corporate or individual objectives is achieved. The Committee believes that, because these options gain value only to the extent the price of the Company's Common Stock increases above the option exercise price during the life of the option, management's equity participation offers a significant incentive and helps create a long-term partnership between management/owners and other shareholders.

     The Committee set the 1998 annual and long-term compensation for Dr. Blevins near the median of the range paid by then comparable companies. Effective March 1, 1998, his annual salary was increased to $275,000, and his 1999 option grant was 65,000 shares, which are to be earned and vested as described above. His performance bonus was adjusted to a potential of up to 40% of base salary. The Committee determined that Dr. Blevins was entitled to 102.5% of his bonus, based 90% on the Company's 102.5% achievement of its corporate objectives and 10% on Dr. Blevins' 100% achievement of his individual objectives: (1) increasing shareholder value; (2) providing for commercialization of products; and (3) generating non-royalty revenue.

   The Compensation Committee of the Board of Directors

                              Mark B. Hirsch, Chairman
                              Jay N. Cohn, M.D.
                              William M. Bartlett

                             Summary Compensation

     The following Summary Compensation Table reflects certain information regarding the most highly compensated executive officers whose total annual salary and bonus for the last completed fiscal year exceeded $100,000 (the "named executive officer").

                           Summary Compensation Table
                              Annual Compensation



                                                     Bonus          Other        Long-Term Compensation
                                                     Earned        Annual        Securities Underlying      All Other
Name & Principal Position      Year   Salary ($)     ($)(1)   Compensation ($)     Options/SAR's (#)     Compensation ($)
----------------------------- ------ ------------  --------- ------------------ ----------------------- -----------------
Roger D. Blevins, Pharm. D.   1998     272,424      111,422                --            65,000(2)                    --
 President & Chief            1997     230,000       69,902                --            95,000(3)                    --
 Executive Officer            1996     230,000       70,003                --           185,000(4)                    --
Glenn C. Andrews, CFA         1998     166,920       51,203                --            40,000(5)                    --
 Executive Vice President,    1997     156,000       41,340                --            69,500(6)
 Finance & Administration,    1996      75,000 (7)   22,239                --            40,000(8)                    --
 Chief Financial Officer and
 Treasurer

---------
1. Represents the amount earned by the named executive officer pursuant to the Company's Incentive Plan. See Incentive Compensation Plan, above, for a brief description of the Plan.

2. The options granted to Dr. Blevins consisted of 65,000 shares associated with the 1999 annual grant made on December 9, 1998.

3. The options granted to Dr. Blevins consisted of 45,000 shares associated with the 1997 annual grant made on February 10, 1997 and 50,000 shares associated with the 1998 annual grant made on November 12 1997.

4. The options granted to Dr. Blevins consisted of 65,000 shares associated with the 1996 annual grant and 120,000 shares upon the signing of a three year employment agreement. See Employment Contracts; Termination of Employment and Change-in-Control Arrangements, below, for a description of Dr. Blevins' employment agreement.

5. The options granted to Mr. Andrews consisted of 40,000 shares associated with the 1999 annual grant made on December 9, 1998.

6. The options granted to Mr. Andrews consisted of 39,500 shares associated with the 1997 annual grant made on February 10, 1997 and 30,000 shares associated with the 1998 annual grant made on November 12, 1997.

7. Mr. Andrews joined the Company as Chief Financial Officer July 1, 1996 with an annual base salary of $150,000.

8. The options granted to Mr. Andrews of 40,000 shares was associated with joining the Company July 1, 1996.


Stock Option Grants And Exercises In 1998

     The following table sets forth information regarding the number of stock options that were granted during the calendar year ended December 31, 1998 to the named executive officers. In addition, in accordance with the rules of the Securities and Exchange Commission, the table shows the alternative grant date valuation for option grants in 1998.



                               Number of      % of Total
                              Securities     Options/SARs   Exercise                  Grant
                              Underlying      Granted to     or Base                  Date
                             Options/SARs    Employees in     Price    Expiration    Present
                            Granted (#)(1)    Fiscal Year    ($/Sh)       Date      Value (2)
                           ---------------- -------------- ---------- ------------ ----------
Roger D. Blevins .........     65,000            19%           20.06   12/09/08     583,329
Glenn C. Andrews .........     40,000            12%           20.06   12/09/08     358,972

---------
1. For 1999 annual option grants, made on December 9, 1998, 25% of the options awarded vest on and after the first anniversary date of the grant, 25% vest on and after the second anniversary date of the grant, 25% vest on and after the third anniversary of the grant date, and the remaining 25% vest on and after the fourth anniversary of the grant date.

2. In accordance with the Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in the above table. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in 1998: dividend yield zero; expected volatility of 43%; risk-free interest rate of 5%; and expected life of five years.

  The real value of the options in the above table depends upon the actual performance of the stock underlying the options during the applicable period.

     The following table sets forth information regarding the exercise of options and the numbers of unexercised stock options held by named executive officers at December 31, 1998:


                    Aggregated Option/SAR Exercises in 1998
                  and Option/SAR Values at December 31, 1998



                                                       Number of Securities          Value of Unexercised
                                                      Underlying Unexercised             in-the-Money
                               Shares                     Options/SARs at               Options/SARs at
                            Acquired on    Value          Fiscal Year-End            Fiscal Year-End ($)(2)
                              Exercise    Realized ----------------------------- -----------------------------
Name                            (#)        ($)(1)   Exercisable   Unexercisable   Exercisable   Unexercisable
-------------------------- ------------- --------- ------------- --------------- ------------- --------------
Roger D. Blevins .........          --         --     244,675        200,325       3,576,619     2,316,194
Glenn C. Andrews .........          --         --      67,250         82,250         983,594       727,344

---------
(1) The computation of the value realized amount is the aggregate difference between the option exercise price and the market closing price of the Company's Common Stock on the New York Stock Exchange on the dates of exercise.

(2) The computation of the value of unexercised in-the-money options is the aggregate difference between the option exercise price and the December 31, 1998 closing price of the Company's Common Stock on the New York Stock Exchange.


Employment Contracts; Termination Of Employment And Change-In-Control
Arrangements

     On September 26, 1996 the Company signed a three-year employment agreement with Dr. Blevins to serve as the Company's President and Chief Operating Officer. The Company agreed to pay Dr. Blevins a $230,000 annual base salary which is subject to annual merit adjustments, a bonus of up to 35% of his base salary determined at the discretion of the Board of Directors and annual awards of stock options of up to 65,000 shares determined at the discretion of the Board of Directors. As an inducement to Dr. Blevins to enter into this agreement the Company granted him a one-time nonqualified stock option to purchase 120,000 shares at the September 26, 1996 fair market value price of $8.625, which vests and becomes exercisable on the third anniversary of the date of grant, e.g., September 26, 1999; provided, however, that the vesting of 50% of the option accelerates to the day immediately following the twentieth consecutive trading day on which the closing price of the Company's Common Stock exceeds $20 per share, and the remaining 50% accelerates to the day immediately following the twentieth consecutive trading day in which such closing price exceeds $25 per share. In accordance with such accelerated vesting provision, during the second quarter of 1998 Dr. Blevins was vested in such options to purchase 60,000 shares exercisable at $8.625 each.

     The Company's policy provides benefits to the named executive officers in the event of a "change-in-control" of the Company. The term "Change-in-Control" generally is defined to mean: (i) the acquisition (including as a result of a merger) by any person or persons acting in concert of beneficial ownership, directly or indirectly, of securities of the Company representing more than 33% of the combined voting power of the then outstanding voting securities of the Company or (ii) the failure of the individuals who, as of February 6, 1998 constituted the Board of Directors of the Company (the "Incumbent Board"), or thereafter were nominated for election to the Board of Directors by the vote of at least two-thirds of the directors then comprising the Incumbent Board, to constitute at least a majority of the Board of Directors subsequent to such date. In the event of a "change-in-control", the Company (1) in accordance with its then prevailing payroll practices, shall continue to pay their prevailing annual base salary and an amount equal to the average of the annual cash performance bonus the Company paid to the executive officers in the preceding three years, for 2.99 years, (2) shall continue to provide for their participation, to the extent permitted by applicable law or insurance policy contract, in its group life, hospital, medical and disability insurance plans, and any retirement, pension or death benefit plans ("Benefit Plans") for the duration of the severance period or until such earlier time as they obtain employment which provides reasonable similar health and medical coverage (3) shall provide full outplacement services for 12 months; provided, however, that they shall have the option to receive the gross amount of the amounts payable to them on account of their base salary and bonus, less withholdings and deductions as required by applicable law, in a lump sum at any time during the severance period, in which event their participation in and coverage under the Benefit Plans, and their entitlement to outplacement services, each shall terminate and (4) shall provide for accelerated and immediate vesting of all outstanding options. The Company also has agreed to pay Mr. Andrews an amount equal to the difference between $14.25 and the closing price of the Company's Common Stock on the day any "change-in-control" occurs, multiplied by 30,000.

     The Company's policy in the event of the named executive officers' discharge without cause is as follows: "Discharge without cause" is defined as the termination of the employment of the named executive officers without "due cause", any material reduction in their duties or authority or a more than 30% reduction in their annual base salary from that for the immediately preceding fiscal year. The term "due cause" is defined as the named executive officers' material breach of any of the terms of their agreements with the Company, willful gross negligence in carrying out their duties or commission of an act of willful gross misconduct which has resulted in material harm to the Company, as determined in good faith by the Board of Directors. In the event of discharge without cause, the Company shall continue to pay such officers' annual base salary for 12 months and to provide for their participation in the Benefit Plans until they obtain employment which provides reasonably similar health and medical coverage. The Company also shall provide such officers full outplacement services for 12 months. In respect of the year of such discharge, they also shall be entitled to receive, pro rated based on the number of completed months of service during the year of discharge, their cash bonus and the discretionary performance-based options they earned, in each case as determined by the Compensation Committee using the performance level of such officers and the Company for the prior year as their respective performance levels for the year of discharge.


Other Benefits Plans

     The Company sponsors an IRS approved 401(K) retirement plan. Employees become eligible to participate in the plan beginning on the enrollment date coinciding with or following 90 days of employment. Enrollment periods are limited to January 1, April 1, July 1 and October 1 of each year. The 401(K) plan allows employees to contribute a portion of their pre-tax earnings into their own retirement account. Eligible employees may contribute between 2% and 15% of their annual income up to the annual limits established by the IRS yearly. The Board of Directors authorized the Company, for those years in which it achieves the performance goals established in advance by the Compensation Committee, to match 50% of each employee's annual plan contribution up to a maximum of 2% of the salary of such employee, limited to a maximum $160,000 annual salary, such Company contributions to vest equally over the first four years of service.


Certain Transactions

     Mr. Williams, Chairman of the Board, received direct remuneration from the Company of $100,000 in February 1999 in connection with the performance of the Company. See "Compensation and Committees of the Board of Directors" above.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth as of March 15, 1999 the number and percentage ownership of the Company's voting securities by all persons (including any "group" as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to own beneficially more than 5% of the Company's Common Stock, being the only outstanding class of the Company's voting securities, based upon reports filed by each of such persons with the Securities and Exchange Commission, and the number and percentage ownership of the Company's equity securities so owned by each director, each executive officer named in the compensation tables in this Proxy Statement and by all directors and such executive officers as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the securities owned by him. An asterisk denotes beneficial ownership of less than 1%.



                                                     Number of Shares     Percent of
Name And Address                                    Beneficially Owned   Common Stock
-------------------------------------------------- -------------------- -------------
         Fidelity Management & Research Corporation      1,141,780           11.07
           82 Devonshire Street
           Boston, Massachusetts 02109
         State of Wisconsin ......................         978,800            9.49
           Investment Board
           P.O. Box 7842
           Madison, Wisconsin 53707
         Glenn C. Andrews ........................      88,000 (1)              *
         Roger D. Blevins, Pharm.D. ..............      279,432 (2)           2.71
         William M. Bartlett .....................      33,120 (3)              *
         Jay N. Cohn, M.D ........................      26,000 (4)              *
         Mark B. Hirsch ..........................      26,000 (5)              *
         Eugene L. Step ..........................      32,000 (6)              *
         Richard C. Williams .....................      126,200 (7)           1.22
         All Directors and Executive Officers of the
           Company as a Group (seven persons) ....      610,752 (8)           5.92

---------
(1) Includes 87,000 shares subject to currently exercisable options held by Mr. Andrews.

(2) Includes 267,175 shares subject to currently exercisable options held by Dr. Blevins.

(3) Includes 26,000 shares subject to currently exercisable options held by Mr. Bartlett.

(4) Includes 26,000 shares subject to currently exercisable options held by Dr. Cohn.

(5) Includes 26,000 shares subject to currently exercisable options held by Mr. Hirsch.

(6) Includes 32,000 shares subject to currently exercisable options held by Mr. Step.

(7) Includes 12,000 shares subject to currently exercisable options held by Mr. Williams.

(8) Includes an aggregate of 476,175 shares subject to currently exercisable options held by directors and executive officers of the Company.


     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Form 5 were required, the Company believes that during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers and directors were complied with.

                               PERFORMANCE GRAPH

     Set forth below is a performance graph, comparing the yearly cumulative total stockholder return on the Company's Common Stock with the yearly cumulative total stockholder return on stocks included in the Russell 2000 Index, a broad equity market index, and the yearly cumulative total stockholder return weighted by market capitalization at the beginning of each period for which a return is indicated on stocks included in the Company's Industry Peer Index. In order to more accurately represent the Company's performance vis-a-vis a broad equity market and its industry, as well as against companies that compare better to the Company with respect to profitability and growth in profitability, the Company selected a different broad equity market comparison index and a different industry comparison index from the prior year indices. The Company selected the Russell 2000 as its new broad equity market index because it consists of companies that compare better to the Company with respect to market capitalization and asset size. The new Industry Peer Index is made up of the 15 U.S. pharmaceutical and biotechnological companies listed below. The Company compared, graphically and in the indexed cumulative returns table below, the total return with that of both the newly selected Industry Peer Index and the old Industry Peer Index. The investment comparisons assume the base year (1993) is equal to an index of 100. Each of the cumulative total returns was computed assuming the reinvestment of stock dividends. The years compared are 1994, 1995, 1996, 1997 and 1998 calendar years.


             Graphic appears here, the plot points are as follows:

                          TOTAL RETURN TO STOCKHOLDERS
                              REINVESTED DIVIDENDS

                          INDEXED CUMULATIVE RETURNS



                                     1993     1994       1995       1996       1997        1998
                                    ------ ---------- ---------- ---------- ---------- -----------
  Medco Research, Inc. ............  100       75.21      68.60      69.42      92.56      171.90
  New Industry Peer Index (1) .....  100       98.74     183.13     268.70     272.95      396.77
  Russell 2000 Index ..............  100       98.19     126.11     147.05     179.90      174.86
  Old Industry Peer Index (2) .....  100       50.34      89.44     103.54     103.14       78.41
  S&P 500 Index ...................  100      101.32     139.40     171.41     228.59      293.92

(1) The following companies are included in the Company's New Industry Peer Index which is calculated based on the return of each company weighted according to the company's stock market capitalization at the beginning of each period for which a return is indicated: Akorn Inc., Bio-Technology General, Biogen Inc., Biomatrix Inc., Centocor Inc., Dura Pharmaceuticals Inc., Jones Pharma Inc., K-V Pharmaceutical, Medicis Pharmaceutical, Neurogen Corp., Polymedica Corp., Sonus Pharmaceuticals Inc., Theragenics Corp., Theratech Inc., Unimed Pharmaceuticals.

(2) The following companies are included in the Company's Old Industry Peer Index which is calculated based on the return of each company weighted according to the company's stock market capitalization at the beginning of each period for which a return is indicated: Abaxis Inc., Accumed International Inc., Advanced Magnetics Inc., Alkermes Inc., Alteon Inc., Aronex Pharmaceuticals, Atrix Labs Inc., Avanir Pharmaceuticals, Avant Immunotherapeutics, Boston Life Sciences, Cambridge Neuroscience Inc., CIMA Labs Inc., Columbia Laboratories, Corvas International, Cytel Corp., Dynagen, Emisphere Technologies, Epitope Inc., Geltex Pharmaceuticals Inc., Genome Therapeutics Corp., Guildford Pharmaceuticals Inc., Immunomedics Inc., Inhale Therapeutic Systems, Insite Vision, Macrochem Corporation, Medicis Pharmaceuticals, Metra Biosystems Inc., MGI Pharma Inc., Neoprobe Corp., NeoRx Corp., OSI Pharmaceuticals Inc., Pharmacyclics, Pharmos Corporation, Polymedica Industries Inc., Sciclone Pharmaceuticals Inc., Shaman Pharmaceuticals Inc., Sonus Pharmaceuticals Inc., Technical Chemicals & Products, Techniclone Corp., and Theragenics Corp.


                                 OTHER MATTERS

     Management of the Company does not know of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote the proxies thereon in accordance with their best judgment.


                              PROXY SOLICITATION

     A copy of the Company's Annual Report for the year ended December 31, 1998 accompanies this Proxy Statement.

     The cost of soliciting the proxies will be borne by the Company. This Proxy Statement and the accompanying materials, in addition to being mailed directly to shareholders, will be distributed through brokers, custodians, nominees, and other like parties to beneficial owners of shares of Common Stock. The Company will, upon request, reimburse such parties for their charges and expenses in connection therewith.


                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 2000 annual meeting of shareholders of the Company must be received by February 18, 2000. Such proposals should be addressed to the Secretary of the Company.


March 29, 1999

********************************** APPENDIX ************************************

                                   FOR            WITHHOLD
                                 all the          all the
                                nominees         nominees
1.   Election of Directors        [  ]             [  ]

     Nominees:  1. William M. Bartlett
                2. Roger D. Blevins, Pharm.D.
                3. Jay N. Cohn, M.D.
                4. Mark B. Hirsch
                5. Eugene L. Step
                6. Richard C. Williams

To withhold authority to vote for any individual nominee, write that number from the list at right on the line below.

--------------------------------------------------------------------------------

                                                      FOR    AGAINST   ABSTAIN
2.   Proposal to ratify the appointment of            [  ]     [  ]      [  ]
     PricewaterhouseCoopers LLP as
     independent Accountants.

3.   In their discretion, the proxy holder is         [  ]     [  ]      [  ]
     authorized to vote upon such other business as may properly come before the meeting


     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND 2.

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.


Signature                                     Date
          -----------------------------            -------------

                                              Date
          -----------------------------            -------------
          SIGNATURE, IF HELD JOINTLY


NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian please Give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized partner.



                              MEDCO RESEARCH, INC.
                         7001 WESTON PARKWAY, SUITE 300
                           CARY, NORTH CAROLINA 27513

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

   The undersigned hereby appoints Richard C. Williams, and William M. Bartlett, and each or either of them as proxy holders with power to appoint his substitute and hereby authorizes the proxy holders to represent and vote, as designated on the reverse side of this proxy card, all the shares of Common Stock of Medco Research, Inc. held of record by the undersigned on March 29, 1999, at 10:00 am local time at the annual meeting of shareholders to be held on May 26, 1999, or any adjournment thereof.